Exhibit 10.1

MERCANTILE BANK CORPORATION/MERCANTILE BANK

2024 MERCANTILE EXECUTIVE OFFICER BONUS PLAN

1.	Purpose of this Plan

This 2024 Mercantile Executive Officer Bonus Plan (this “Plan”) is designed to reflect that the directors of Mercantile Bank Corporation (the “Company”) and Mercantile Bank (the “Bank”) believe that the Company’s shareholders are willing to share financially in operating results that meet or exceed certain specific financial metrics.

The purpose of this Plan is to:

•	Promote the growth, profitability and expense control necessary to accomplish corporate strategic long-term plans;

•	Encourage superior results by providing a meaningful incentive;

•	Provide an enhanced payout if the Company's performance exceeds the financial metrics; and

•	Support teamwork among employees.

2.	Eligibility

Robert B. Kaminski, Jr., Raymond E. Reitsma, Charles E. Christmas, Scott Setlock, Brett E. Hoover, [the Chief Commercial Banking Officer] and [the Chief Experience Officer] (the “Executive Officers,” and each an “Executive Officer”) are included in this Plan.  The following provisions (a) – (d) set forth circumstances where an Executive Officer will, or will not, be eligible for a bonus payout, or where an unpaid bonus award will be cancelled:

(a) Except as provided below, an Executive Officer must be an active employee as of December 31, 2024 to be eligible to receive a bonus payout.

(b) An Executive Officer that is out on medical leave as of December 31, 2024 will be eligible to receive a bonus award.

(c) An Executive Officer that is suspended with or without pay or is on final written warning as of December 31, 2024 will not be eligible to receive a bonus award.

(d) Except as provided below, if an Executive Officer terminates his or her employment with the Bank during 2024, any unpaid bonus award for the Executive Officer is cancelled.

Notwithstanding any of the provisions (a), (b), (c) or (d) above, no such provision shall adversely affect an Executive Officer’s eligibility for, or right to receive, any bonus award, if during 2024, or during the first four months of 2025 pursuant to a notice given in 2024, the employment of Messrs. Kaminski, Reitsma, Christmas, Setlock or Hoover terminates under one or more circumstances set forth in Section 8.5 or 9 of (i) the Employment Agreement dated as of November 29, 2018, and effective as of December 31, 2018, between each of Messrs. Kaminski and Christmas, the Company and the Bank, (ii) the Employment Agreement dated as of November 29, 2018, and effective as of December 31, 2018, as amended by an amendment dated as of May 31, 2024, between Mr. Reitsma, the Company and the Bank, (iii) the Employment Agreement dated as of November 30, 2023 and effective as January 1, 2024, as amended by an amendment dated as of May 31, 2024, between Mr. Setlock, the Company and the Bank, and (iv) the Employment Agreement dated as of November 17, 2022 and effective as of January 1, 2023, between Mr. Hoover, the Company and the Bank, or the employment of the Chief Commercial Banking Officer or the Chief Experience Officer terminates under one or more circumstance set forth in Section 10.5 of (v) the Employment Agreement dated as of November 17, 2016, as amended by an amendment dated as of November 30, 2022, between the Chief Commercial Banking Officer and the Bank, and (vi) the Employment Agreement dated as of November 19, 2020, as amended by an amendment dated as of November 29, 2022, between the Chief Experience Officer and the Bank, in which case, such Executive Officer is eligible for 100% of his or her bonus payout (a “Special Termination”). Further, Mr. Kaminski will be eligible for a bonus payout notwithstanding his retirement on June 1, 2024 if he is serving as a member of the Board of Directors of the Company or the Bank on December 31, 2024.

3.	Bonus Pool, Performance Metrics and Bonus Awards

Payment from the bonus pool under this plan is based on the achievement of targets under the following 2024 Bonus Metrics. The specific targets for each metric will be established by the Compensation Committee of the Company.  The Compensation Committee will establish a target level of performance for each metric (the “Target Level”) and a maximum level of performance for each metric (the “Maximum Level”).  If the Company’s performance on a metric is at the Target Level, the percentage associated with that metric which will be credited toward the calculation of the bonus pool will be at the Target Percentage shown in the chart below.  If the Company’s performance on a metric is at or above the Maximum Level, the percentage associated with that metric which will be credited toward calculation of the bonus pool will be at the Maximum Percentage shown in the chart below.  A linear interpolation would be used to determine the percentage assigned to that metric in the event that Company performance falls between the Target Level and the Maximum Level.

Metric	Target Level	Maximum Level
Earnings per share	25.0%	37.50%
Return on assets	12.5%	18.75%
Net interest margin	12.5%	18.75%
Efficiency ratio	12.5%	18.75%
Non-performing assets	12.5%	18.75%
Loans-to-deposits	25.0%	37.50%

The amount that will be allocated to the bonus pool under this Plan (the “Executive Officer Bonus Pool”) will depend on the Company’s performance on each of the 2024 Bonus Metrics. If the Company’s performance on each Bonus Metric is at the Target Level, the amount allocated to the Executive Officer Bonus Pool will be $1,137,897 (the “Target Bonus Pool”).  The amount allocated to the Executive Officer Bonus Pool will be increased if the Company’s performance on one or more Bonus Metrics exceeds the Target Level, but will not be greater than 150% of the Target Bonus Pool or $1,706,845 (the “Maximum Bonus Pool”).  A linear interpolation would be used to determine the amount allocated to the Executive Officer Bonus Pool in the event that Company performance on one or more metrics falls between the Target Level and the Maximum Level.

The maximum amount will be appropriately adjusted if (a) a newly hired employee becomes a named executive officer (as defined in Item 402(a)(3) of SEC Regulations S-K) or a designated member of the executive management team and becomes eligible to participate in this Plan, (b) an Executive Officer's base salary is adjusted during the year, or (c) an Executive Officer becomes ineligible before December 31, 2024.  The bonus pool has been adjusted to take into account Mr. Kaminski’s base salary through his retirement date.

Each individual target must be met at the Target Level in order for the percentage associated with that metric to be credited toward payment from the Executive Officer Bonus Pool.  The accumulated percentage for each individual target attained will be applied to the Executive Officer Bonus Pool to determine the total amount of the Bonus Pool to be awarded (the “Award Amount”).  For example, if the first four factors are attained at the Target Level and the next two factors are not attained, the Award Amount under this Plan would be $1,137,897 x 62.5% = $711,185.63.  As another example, if the first three factors are attained at the Maximum Level and the next three factors are attained at the Target Level, the Award Amount under this Plan would be $1,137,897 x 125% = $1,422,371.25.

The Award Amount will be paid to each Executive Officer pro rata based on a uniform percentage of the Executive Officer's 2024 salary (and the pro-rated 2024 salary of the retired Chief Executive Officer), not to exceed:

	Target Percentage	Maximum Percentage
Retired Chief Executive Officer	55.0%	82.5%
Chief Executive Officer	60.0%	90.0%
Chief Financial Officer	40.0%	60.0%
Chief Operating Officer	35.0%	52.5%
Chief Human Resources Officer	30.0%	45.0%
Chief Commercial Banking Officer	35.0%	52.5%
Chief Experience Officer	30.0%	45.0%

The “Target Percentage” of salary in the chart above will be adjusted downward if the Company does not satisfy each Bonus Metric at the Target Level.  A linear interpolation will be used to determine the percentage of salary to be paid if Company performance on one or more metrics falls between the Target Level and the Maximum Level.

4.	Clawback Provision

Payouts made under this Plan are subject to recovery or clawback, and an Executive Officer receiving a payout will be required to promptly return the monies (or any portion of the monies requested by the Company) in each of the following circumstances:

●

if it is determined that the Executive Officer was engaging in an activity during 2024 that would have resulted in the employee being suspended without pay, placed on final written warning or terminated on or before December 31, 2024, and no Special Termination of the Executive Officer is involved.

●

If the payout is based on materially inaccurate financial statements (which includes, but is not limited to statements of earnings, revenues, or gains) or any other materially inaccurate performance metric criteria, including net income.

●

If the payout is required to the Clawback Policy adopted by the Company effective October 2, 2023 in order to comply with the Dodd-Frank Wall Street Reform and Consumer Protection Act, Rule 10D-1 of the Securities Exchange Act of 1934, as amended, and Nasdaq Listing Rule 5608.

In the event that the Company or Bank demands recovery or clawback of any payout (or portion of any payout), and the Executive Officer who received the payout does not promptly return the payout (or demanded portion of the payout) to the Company or the Bank, the Executive Officer shall be required to pay to the Company or the Bank, immediately upon demand, all expenses, including reasonable attorneys’ fees, incurred to recover the payout (or demanded portion of the payout), unless the Executive Officer establishes in an appropriate legal proceeding that he or she had no obligation under this Section of this Plan to return the payout (or demanded portion of the payout). Executive Officers, as a condition to receiving a payout under this Plan, may be required to agree in writing to the terms of this Section.

5.	Timing of Bonus Payouts

Bonus awards that are earned under this Plan will be paid to eligible Executive Officers on or before March 15, 2025.

6.	Plan Administration

The Board of Directors of the Company and its Compensation Committee, or if the Board of Directors of the Company so designates, another committee of the Board of Directors of the Company or the Bank (each, an "Administrator"), will each have the authority to administer and interpret this Plan, and approve or determine the amounts to be distributed under this Plan as bonus awards, in its sole discretion.  Any interpretation or construction of this Plan or approval or determination of bonus awards by an Administrator will be final and binding on the Company, the Bank and their respective subsidiaries, all employees and past employees of any of them, their heirs, successors and assigns.  No member of the Board of Directors of the Bank or the Company, or any of their affiliates, or any committee of the Board of Directors of the Bank, the Company, or any affiliate, will be liable for any action or determination made in good faith regarding this Plan or any bonus award.

7.	No Right to Employment

This Plan does not give any Executive Officer any right to continued employment, or limit in any way the right of the Bank or any affiliated company to terminate his employment at any time.

8.	Withholding of Taxes

The Bank and any affiliated company will have the right to deduct from any payment to be made pursuant to this Plan any Federal, state or local taxes required by law to be withheld. It is contemplated that substantially all payments that are made under this Plan will be made by the Bank or one of its subsidiaries, and not by the Company.

9.	Amendment of this Plan

This Plan may be amended from time to time by the Compensation Committee of the Company, without the consent of any Executive Officer or past Executive Officer, (a) to the extent required to comply with applicable law; (b) to make reasonable adjustments for any acquisition or sale of a business or branch, merger, reorganization, or restructuring, change in accounting principles or their application, or special charges or extraordinary items, that materially affect the Company or any of its consolidated subsidiaries; (c) to make any changes that do not materially and adversely affect the bonus award payable to any eligible employee; (d) to expand the Executive Officers or other employees who are eligible to receive a bonus from the amounts available for bonuses under this Plan; or (e) to make any other changes that the Compensation Committee of the Company, in its sole discretion, deems appropriate, even if such changes materially and adversely affect, or eliminate, the bonus award payable to any Executive Officer or past Executive Officer; provided that, after a Special Termination or notice that will result in a Special Termination, no amendment made under provision (d) or (e) of this paragraph above shall adversely affect an Executive Officer’s rights under this Plan.

10.	Governing Law

The validity, construction and interpretation of this Plan will be determined in accordance with the laws of the State of Michigan.

11.	Effective Date

This Plan was approved by the Boards of Directors of the Company and the Bank on July 11, 2024, and is effective as of January 1, 2024.

Schedule 1

2024 Executive Bonus Pool Metrics

Payment from the Executive Bonus Pool, if any, is based on the achievement of the following 2024 Executive Bonus Metrics, which are measured pre-bonus accrual and excluding unbudgeted and one-time/non-core income and expenses.

TARGET LEVEL

Percentage of Total	Metric	Target Level

25.0%	Earnings per share
12.5%	Return on assets
12.5%	Net interest margin
12.5%	Efficiency ratio
12.5%	Non-performing assets
25.0%	Loans-to-deposits

MAXIMUM LEVEL

Percentage of Total	Metric	Maximum Level

37.50%	Earnings per share
18.75%	Return on assets
18.75%	Net interest margin
18.75%	Efficiency ratio
18.75%	Non-performing assets
37.50%	Loans-to-deposits

A linear interpolation will be used to determine the percentage assigned to a metric in the event that Company performance on one or more metrics falls between the Target Level and the Maximum Level.